Exhibit 10.2

COMMON STOCK PURCHASE WARRANT AMENDMENT AGREEMENT

OCATA THERAPEUTICS, INC.

THIS COMMON STOCK PURCHASE WARRANT AMENDMENT AGREEMENT (the “Agreement”) is entered into as of November 9, 2015, by and among Ocata Therapeutics, Inc., a Delaware corporation (the “Company”) and the other parties which are signatories hereto (individually, an “Investor” and collectively, the “Investors”).

In consideration of the mutual premises and covenants contained herein and in the series of warrants issued by the Company on June 22, 2015 pursuant to that certain Registration Statement on Form S-3 that became effective on November 14, 2014 (Registration No. 333-199311), as supplemented by that certain Prospectus Supplement filed on June 17, 2015 (collectively, the “Warrants” and each, a “Warrant”) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

Section 1.              Definitions.  Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Warrants.

Section 2.              Existing Warrants.  Each of the Investors is currently a party to or a beneficial holder of a Warrant exercisable for Warrant Shares in the amount set forth on Exhibit A attached hereto, which amount of Warrant Shares represents more than fifty percent (50%) of all Warrant Shares issuable upon the exercise of all Warrants.

Section 3.              Amendment to Warrants.

In accordance with Section 5(j) of the Warrants, the Company and each Investor, on behalf of all Holders, hereby agree that Section 3(c) of each Warrant shall be amended and restated in its entirety to read as follows:

“(c)  Fundamental Transaction. If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person in which the Company is not the surviving entity or the stockholders of the Company immediately prior to such merger or consolidation do not own, directly or indirectly, a majority of the outstanding voting securities of the surviving entity, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which the holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of a majority of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Common Stock covered by Section 3(a) above) or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then the Company or any Successor Entity shall, at any time concurrently with, or within 10 days after, the closing of the Fundamental Transaction, purchase this Warrant from the Holder by paying to the Holder an amount of cash equal to (i) the Black Scholes Value of the remaining unexercised portion of this Warrant on the date of the consummation of such Fundamental Transaction plus (ii) (x) $250,000.00 times (y) the remaining unexercised portion of this Warrant on the date of the consummation of such Fundamental Transaction divided by the remaining unexercised portion of all Warrants on the date of the consummation of such Fundamental Transaction.  As used herein “Black Scholes Value” means the value of this Warrant based on the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg, L.P. determined as of the day of consummation of the applicable Fundamental Transaction for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Termination Date, (B) an expected volatility equal to the lesser of 100% and the 100-day volatility obtained from the HVT function on Bloomberg, L.P. as of the Business Day immediately following the public announcement of the applicable Fundamental Transaction, (C) the underlying price per share used in such calculation shall be the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such Fundamental Transaction and (D) a remaining option time equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Termination Date, (1) “Successor Entity” means the Person (as defined below) resulting from or surviving any Fundamental Transaction, and (2)  “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof. The Company shall cause any Successor Entity to assume in writing all of the obligations of the Company under this Warrant and the other Transaction Documents in accordance with the provisions of this Section 3(c).”

Section 4.              Amended Warrants.  Within three (3) day of the date hereof, the Company shall deliver originally executed Amended Warrants to each Holder.  The Company shall update the warrant register for each of the Existing Warrants to reflect the adoption of the Amended Warrants.

Section 5.              Acknowledgment.  Each Investor acknowledges and understands that (i) the Company possesses material nonpublic information regarding the Company not known to the Investor that may impact the value of the Warrants (the “Information”), and that the Company is unable to disclose the Information to the Investor. Each Investor understands, based on its experience, the disadvantage to which the Investor is subject due to the disparity of information between the Investor and the Company. Notwithstanding such disparity, the Investor has deemed it appropriate to enter into this Agreement and to consummate the transactions contemplated hereby. Each Investor agrees that none of the Company, its affiliates, principals, stockholders,

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partners, employees and agents shall have any liability to the Investor, its affiliates, principals, stockholders, partners, employees, agents, grantors or beneficiaries, whatsoever due to or in connection with the Company’s use or non-disclosure of the Information or otherwise as a result of the transactions contemplated hereby, and the Investor hereby irrevocably waives any claim that it might have based on the failure of the Company to disclose the Information.

Section 6.              Term.   This Amendment shall be effective for a period of two hundred and seventy (270) days commencing on the date hereof (the “Term”), except if a Fundamental Transaction is consummated during the Term, in which case this Amendment and any of its effects shall be irrevocable. Following the expiration of the Term, and provided that a Fundamental Transaction is not consummated during the Term, this Amendment shall be of no further force or effect, and all amendments or modifications to the Warrants effected hereby shall be null and void.

Section 7.              Miscellaneous.

a)            Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be determined in accordance with the provisions of the Warrants.

b)            Notices.  Any notice, request or other document required or permitted to be given or delivered to an Investor or the Company shall be delivered in accordance with the notice provisions of the Warrants.

c)             Amendment.  This Agreement may be modified or amended or the provisions hereof waived with the written consent of the Company and each Investor.

d)            Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

e)             Headings.  The headings used in this Agreement are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Agreement.

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(Signature Page Follows)

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IN WITNESS WHEREOF, the parties hereto have caused this Common Stock Purchase Warrant Amendment Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

OCATA THERAPEUTICS, INC.

By:	/s/ Edward Myles
NAME: Edward Myles
TITLE: CFO + COO

[Signature Page to Warrant Amendment Agreement]

[INVESTOR SIGNATURE PAGES TO OCATA THERAPEUTICS, INC. COMMON STOCK PURCHASE WARRANT AMENDMENT AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Common Stock Purchase Warrant Amendment Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Investor:

Signature of Authorized Signatory of Investor:

Name of Authorized Signatory:

Title of Authorized Signatory:

Number of Warrant Shares Subject to Warrant(s) Beneficially Owned By Investor:

Exhibit A

List of Warrants

Issue Date	Holder	# of Warrants	Current Exercise Price	Expiration

June 22, 2015			7.48	December 22, 2020

TOTAL